Exhibit 16.1

April 14, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: Kenongwo Group US, Inc.

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K of Kenongwo Group US, Inc. dated April 14, 2022 to be filed with the Securities and Exchange Commission. We agree with the statements contained in the paragraphs concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Kenongwo Group US, Inc. contained therein.

Very truly,

/S/ WWC, P.C.

WWC, P.C.

Certified Public Accountants